EXHIBIT 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

FORT WORTH, Texas, August 19, 2003 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,113,106.32 or $0.174068 per unit, based principally upon production during the month of June 2003. The distribution is payable September 15, 2003, to unit holders of record as of August 29, 2003. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,162,880 Mcf (3,482,171 MMBtu). Dividing revenues by production volume yielded an average gas price for June 2003 of $4.83 per Mcf ($4.39 per MMBtu) as compared to $3.24 per Mcf ($3.01 per MMBtu) for May 2003. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,709,640. Lease operating expense was $1,156,984 and taxes were $1,380,553.27.

Contact:	Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com
NYSE Ticker Symbol: SJT